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                         INDEPENDENT AUDITORS' CONSENT

     We consent to the use in this Registration Statement of Eagle-Picher Industries, Inc. on Form S-4, related to the $141,910,000 Series B Cumulative Redeemable Exchangeable Preferred Stock, of our reports dated January 15, 1998 on our audits of the consolidated financial statements of (1) Eagle-Picher Industries, Inc. as of and for the year ended November 30, 1997 and (2) Eagle-Picher Holdings, Inc. as of December 22, 1997, appearing in the Prospectus, which is part of this Registration Statement.

     We also consent to the reference to us under the heading 'Experts' in such Prospectus.

                                          /s/DELOITTE & TOUCHE LLP

Cincinnati, Ohio
April 10, 1998


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